Exhibit 99.1

National Penn Bancshares, Inc.
Transcript of Webcast Held on June 25, 2010 8:30 AM EDT

Operator:
Good day, everyone, and welcome to today’s program.  At this time all participants are in a ‘listen only’ mode.  Later you will have the opportunity to ask questions during the question and answer session.  You may register at any time during the conference to ask a question by pressing ‘star’ then ‘1’ on your touch tone phone and you may withdraw yourself from the question queue by pressing the pound key.  Please note today’s call will be recorded and I will be standing by if should you need any assistance.  It is now my pleasure to turn the conference over to Scott Fainor.

Scott Fainor:
Good morning and welcome. This is Scott Fainor, CEO of National Penn Bancshares and I’m joined this morning by Mike Hughes, our CFO.  Last night we announced our intent to sell our subsidiary, Christiana Bank & Trust, to WSFS Financial Corporation as well as we also announced the redemption of our separate account bank-owned life insurance. Today on the call, Mike and I are going to be speaking about these two transactions but before I start today’s presentation, I’d like you to take a moment on the webcast to allow everyone to review our forward-looking safe harbor statement.  [Pause] Thank you.

As we’ve continued to communicate our strategic objectives at National Penn since January 2010 this year, these transactions we’ll talk about today are consistent with our objectives to move National Penn positively to a more offensive position. Our motivation for these transactions is a shareholder-friendly enhancement of holding company liquidity, enhancing our overall capital position of the company, effectively managing our tax position and enhancing longer-term shareholder value through earnings enhancement and effective capital management just as we have stated throughout the first six months of this year.  I’d like to now turn over the presentation to Mike Hughes, our Chief Financial Officer, for an overview of these transactions.

Mike Hughes:
Thank you Scott.  If I could direct your attention to slide number three and just looking at the transaction, it is a cash transaction purchase price of $34.5 million for the stock of Christiana. If you look at the next two bullet points, as we started this process we believed that we could enhance value by identifying these items in the structure.  We retain the classified assets on a consolidated basis.  They’re relatively immaterial.  It’s about twelve credits and we thought to show a ‘clean enterprise’ would maximize value.  The other point about the 338(h)(10) election, which basically for tax purposes allows a buyer to treat a stock transaction as if it were an asset deal and step up the basis in the assets, it was economically neutral to us, had no cash or capital impact and we felt that was a way to derive some value from the deferred tax asset.  We do anticipate a closing in the 4th quarter [2010].

If you look at slide four, we’ve talked about this in the past that we wanted to look at methods to enhance our liquidity at the holding company in a shareholder-friendly manner.  It increases liquidity by about $35 million.  You will recall we have approximately $52 million [of liquidity] at the holding company currently.  We look at the sales price, and for the point of reference here, we looked at multiple of tangible book as an alternative to raising common equity.  You can look at the valuation difference and the fact that there’s no shares issued and therefore no dilution to our current shareholder base. Although the transaction is relatively small, we think the impact to liquidity is meaningful.

As I turn to the next slide and we look at BOLI [bank-owned life insurance], maybe just some comments on our top-of-the-house thinking. We had investments in the separate account BOLI that had depreciated in value over time.  We had a stable value wrap so that alleviated that pressure on the market value.  The next point you go to is many times banks look at redeeming that and the tax that’s due on surrender can be significant.  In our position with the NOL [net operating loss] carry forward, we were able to use that to offset any current tax that would be due.

Next point, as you move through, even though there was no cash tax, there is, as you will see, a tax expense for GAAP [generally accepted accounting principles] purposes. But from regulatory perspective, the fact that we had disallowed our deferred tax asset, we can record that tax expense, reduce the deferred tax asset and have that transaction being capital neutral.  Lastly, just from an economics standpoint, were we to continue to hold that investment and the fact that the stable value wrap was ‘out of the money’, the majority of incremental yield going forward would accrue to the stable value wrap provider and not National Penn.  So when you look at the economics, the tax and the accounting perspective we believe this transaction makes a lot of sense for us.

On slide five you can see, as I mentioned, that we will have a tax expense of about $8.1 million.  $6.3 million is an offset to the deferred tax asset and not a cash charge and we can improve earnings by over $2 million by effectuating this transaction. Lastly on slide six, and again to put it in perspective, it’s a relatively small transaction for us.  Christiana is about 2% of National Penn’s assets but I do think the impact on holding company capital and liquidity is meaningful.  As Scott mentioned, we’re looking at this offensively.  We have no capital requirements at the holding company.  The beauty of the transaction from that perspective is that Christiana was a subsidiary of the holding company so we have that capital at the holding company level.

Reviewing this slide, we will have a goodwill impairment charge of $8 million in the 2nd quarter [2010].  We had previously in the 4th quarter  [2009] taken a goodwill impairment charge as you know but that $8 million was in the trust administration side and we will have that recorded in the 2nd quarter [2010] non-cash, no capital impact.  The BOLI surrender, which we will give notice of surrender in the 2nd quarter [2010] and it will be effectuated sometime around year end, will result in an $8 million tax expense, $0.06 a share but the deferred tax asset will be reduced by a corresponding amount and as you can see at inception, has a modest impact on regulatory capital - that’s at the leverage ratio - and in fact on the total risk-based ratio it would be accretive by approximately eleven basis points.

As we move throughout the period, the executory period, at closing we would record a tax expense related to the Christiana transaction, again offset by a reduction in deferred tax asset.  So the deferred tax asset, which at March 31 [2010] was approximately $87 million, would drop to $76 million and the fact that we’re taking the BOLI assets, which are tax-free in nature, and converting them to taxable will again help us as we look forward with the deferred tax asset.

The last point is certainly worth note that this transaction accretes holding company capital ratios by 37 basis points. With that I’ll turn it back to Scott.

Scott Fainor:
Mike, thanks.  At National Penn, as we’ve stated this is consistent with our strategic plan and our objectives to once again be open in our communication and be more frequent in that communication to our investors and our other constituents.  We’ve talked about our short-term execution which is to strategically manage our balance sheet, improve our asset quality and continue to control expenses and we’re doing just that.  Our longer term focus, as Mike and I have previously stated, is to position the company to be more on the offensive and to do that we’re continuing to focus on our regulatory compliance, repayment of TARP at an appropriate time and in a shareholder-friendly manner, the effective capital management and in this particular case both of these transactions with the sale of Christiana Bank and Trust and the BOLI redemption, both do that and the long-term profitability and shareholder value are our two key-stated terms that we have continued to use.  So with that in this presentation I’d like to now open it up for Q&A.

Operator:
Thank you.  At this time if you wish to ask a question please press ‘star’ then ‘1’ on your touch tone phone to enter the queue.  Once again that’s ‘star’ then ‘1’ on your touch tone phone if you wish to ask a question.  If another questioner asks your question and you wish to withdraw from the queue, you can do so by pressing the pound key.  Our first question comes from Mac Hodgson with SunTrust.  Go ahead, please.

Mac Hodgson:
Thanks for that conference call.  A couple of questions, Mike, on the additional liquidity at the holding company of $35 million - So I guess the proforma of that takes you guys up to 87ish.  Is any of that liquidity going to need to be downstreamed into the bank or is that going to sit up at the holding company?

Mike Hughes:
We envision it sits at the holding company, Mac.  As we talked about it in the 1st quarter [2010], the leverage ratio at the bank was 817 [8.17%] and at a point in time was 832 [8.32%].  We have capital cushion at the bank level.  We envision that this liquidity stays at the holding company.

Mac Hogdson:	Okay, got you, and are there any other strategic things you guys can do to further enhance holding company liquidity in the light of TARP being $150 million and there’s somewhat of a shortfall there?

Mike Hughes:
We continue to look at other alternatives.  As Scott said previously, we don’t believe it is one answer but many smaller answers and from our perspective we believe this is a very shareholder-friendly way to create some liquidity up there, so we’re looking at other things, yes.

Mac Hodgson:
On the earnings impact, I know you all made a statement that kind of in the aggregate these two things, these two transactions will enhance future earnings.  I know Christiana was profitable.  I believe, $4 million or so pre-tax pre-provision, I think, so I’m assuming you’re comment there is more driven by the lack of profits coming out of the BOLI?

Mike Hughes:
I think Christiana did not have that type of profit level here.  You know we do think this is a ‘win-win’ situation, WSFS has the synergies available.  We believe that their contribution will be materially different than ours but if you look at the call report for last year, actually Christiana was, in the aggregate lost money, and it would be a modest contributor this year but not anywhere to the level of $4 million.  So I believe each one individually will be accretive and certainly in the aggregate we feel very comfortable making that statement.

Scott Fainor:
Mac, I just want to add to that that as you remember Christiana Bank and Trust was operated as a separate subsidiary under the holding company.  With that you also have National Penn Bank employees that were also supporting that subsidiary.  We believe, once again, this being a ‘win-win’ for both National Penn, Christiana and WSFS in the structure of the transaction that we can become more concentrated within our [Pennsylvania] franchise, more focused because there’s one holding company, one bank, and those other executives and officers will focus in on our company.

Mac Hodgson:	That’s great. I appreciate it.

Operator:	Thank you. Our next question comes from David Darst with Guggenheim Partners. Go ahead, please.

David Darst:	Good morning. Could you give us any additional information on the informal agreement and then also at what point do you envision that you could upstream some capital from the sub to the parent?

Scott Fainor:
From the standpoint of the informal agreement as we disclosed in the 1st quarter [2010], we continue to work with our primary regulator, the OCC.  We have a good relationship with all of our regulators and we look forward in the 2nd quarter [2010] to continue to communicate our progress as we come to our 2nd quarter [2010] earnings webcast.  We will continue to make progress and we will evidence that as we communicate those 2nd quarter [2010] earnings.  That will also go towards a larger discussion around capital, asset quality and other parts of that earnings webcast.

David Darst:	Okay and then Scott, how about when you eventually repay TARP? Do you plan to include a dividend from the sub up to the parent? At what point do you think you could actually do that?

Mike Hughes:
Well, I think the dividend, this is Mike, from the bank up to the parent - it’s going to be a function of asset quality and economic conditions.  Difficult to give you a point in time but as Scott said, at that 2nd quarter [2010] conference call we’ll be able to share more color around asset quality and capital levels.

David Darst:	Okay. Thanks.

Operator:	Thank you. Our next question comes from Collyn Gilbert with Stifel Nicolaus. Go ahead, please.

Collyn Gilbert:
Thanks.  Good morning, gentlemen.  Mike, you kind of answered my question I was going to actually ask. What was the - I know you gave percentage and, sorry, bear with me - the actual asset size of Christiana?

Mike Hughes:	$200 million.

Collyn Gilbert:	Okay. Then I was going to ask the question on what the ROA [return on assets] was of this franchise. So, they lost money in 2009?

Mike Hughes:	They did.

Collyn Gilbert:	Okay. Historically, what had it been running?

Mike Hughes:	I would say pre-acquisition probably somewhere in that 1% area but pre-acquisition was ’06 [2006]. A lot of banks aren’t where they were at that point in time.

Collyn Gilbert:
Okay.  Scott, to your point in terms of having current National Penn employees support this division as well, if you did say this, and if I missed it I apologize, what we could see in terms of cost saves or expense reductions?

Scott Fainor:
I think from the standpoint of expense reduction that’s not where we’re focused at this point [with this transaction].  We’ve controlled expenses.  We will continue to look for targeted reductions as they come in front of us but my point of reference was we have executives and officers that work to support Christiana from time to time on different situations.  If they’re pulled back into our franchise and we can have them focus in on the concentrated National Penn Bank franchise that will help us to once again turn towards growing revenue.

Collyn Gilbert:	Got you. Okay. Thank you for clarifying that. That was all I had. Thanks.

Operator:	Thank you. Our next question comes from Jason O’Donnell with Boenning & Scattergood. Go ahead, please.

Jason O’Donnell:
Good morning.  Most of my questions have been answered.  I just wanted to circle back on the motivation behind the sales.  Specifically, can you give us some color regarding the degree to which recent credit quality trends have played a role in your decisions?

Mike Hughes:
I don’t think it has.  What we have said, and what Scott has said a couple of times here, we’re looking at this offensively and we’re looking at the ability to create liquidity at the holding company level.  So, this was not credit quality or credit quality deterioration-driven.

Jason O’Donnell:
Great.  That’s helpful.  The other question I had was and this is more of a housekeeping item.  With respect with to the Christiana sale, can you just refresh my memory on how much of the $6 billion in trust assets were managed assets versus assets under administration?

Scott Fainor:	There are $400 million in assets managed, the remainder under assets under administration.

Jason O’Donnell:	Great. Thanks a lot, guys.

Operator:
Thank you.  Once again if you wish to ask a question please press ‘star’ then ‘1’ on your touch tone phone to enter the queue.  Our next question comes from Mike Shafir with Sterne Agee & Leach.  Go ahead, please.

Mike Shafir:
Hey good morning guys.  I just have a question concerning, if we go back to Christiana and since they are a separate sub, we can kind of look at the call report data.  It seems to me the reason they were losing money is clearly because of the loan loss provision.

Scott Fainor:	That’s true.

Mike Shafir:
So, if we think about the fact that you guys kept all the classifieds and non-performers and then also I believe when you guys acquired Christiana about three years ago, you acquired four branches and you’re selling two in this transaction.

Scott Fainor:	Mike, they had two branch offices and the one branch office is where the Trust operation was located. That’s been consistent since the acquisition.

Mike Hughes:
But from an asset quality perspective, we’re retaining about $4 million in classified assets.  There is a $3.2 million reserve there.  We’re talking a dozen credits thereabout. So you can see the size is manageable.  If your inference is, and it’s well taken, I mean that trust business, we’re not trying to infer, is not profitable because it is.  But when we look at it and assets under administration, although it’s $6 billion, we came to two diverse conclusions: (a) we believe it is scale business or its better owned by a smaller company in-market who doesn’t have the separate subsidiary and the incremental cost - so someone either through scale advantage and being able to leverage the cost base or (b) [someone who could] actually take that cost out would be a better partner for Christiana than National Penn at this time.

Mike Shafir:
I mean, what I’m really just trying to figure out is, as mentioned before, if the administrative aspect of running this part of the company tends to go away, there should be some kind of cost savings to you guys from an expense standpoint.

Mike Hughes:
I think you look at the fact that it was 2% of assets and I appreciate now that you say it is $6 billion off the balance sheet but it was a $6.5 million revenue business.  To Scott’s point, we didn’t rationalize earnings accretion by saying we were going to have displacement of operating expenses.  Could there potentially be some?  Yes.  Is it material in the aggregate?  We don’t believe so.

Scott Fainor:
I think once again, Mike [Shafir], you have to look at, we have continued to manage expenses extremely well in our company.  From the beginning of the year we said that we were going to strengthen our balance sheet and continue to return the company to profitability.  So could there be some targeted expense reduction?  Absolutely.  We will continue to report those to the street as we identify them.  At the same time, we’re continuing to look with a sense of urgency as to how do we take some of those resources that might be freed up to start having them produce revenue.  And so, we’ll report those advantages in our 2nd and 3rd quarter [2010] webcast of this year as they develop.  But just reemphasizing, the size of this in comparison to National Penn, is Mike [Hughes], it’s 2% of our size on the banking assets and from that standpoint, when you’re managing expenses well at an entire National Penn Bancshares level, the incremental saves would not be that large.

Mike Shafir:	On a GAAP basis, would you say then the EPS [earnings per share] impact is dilutive?

Scott Fainor:	No.

Mike Hughes:	No.

Mike Shafir:	Okay. Thanks, guys.

Operator:
Thank you.  At this time there are no further questions in queue.  Once again it’s ‘star’ then ‘1’if you wish to ask a question.  It appears there are no further questions at this time.  I’d like to turn it back to our speakers for any closing remarks.

Scott Fainor:
We want to thank everyone for joining the conference call this morning.  We continue at National Penn to execute our short-term strategic plan and our longer-term strategic focus and we’re going to continue to keep everyone updated on the movement within those plans.  We look forward to speaking with everyone as we get to our 2nd quarter [2010] earnings release and we wish everyone a good summer.  Thank you very much.

END